Exhibit 99.1

THE MARCUS CORPORATION REPORTS THIRD QUARTER RESULTS

Performance buoyed by record quarter for Marcus Theatres®

Milwaukee, Wis., March 19, 2009…. The Marcus Corporation (NYSE: MCS) today reported results for the third quarter ended February 26, 2009. The highlight of the quarter was the record performance of Marcus Theatres®, with a 26% increase in revenues and a 43% increase in operating income.

Third Quarter Fiscal 2009 Highlights

•	Total revenues for the third quarter of fiscal 2009 were $91,011,000, a 5.8% increase from revenues of $86,040,000 for the third quarter of fiscal 2008.

•	Operating income was $6,178,000 for the third quarter of fiscal 2009, a 1.3% decrease from operating income of $6,257,000 for the same period in the prior year.

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Net earnings were $1,663,000 or $0.06 per diluted common share for the third quarter of fiscal 2009, compared to net earnings of $1,785,000 or $0.06 per diluted common share for the comparable prior period.

First Three Quarters of Fiscal 2009 Highlights

•	Total revenues for the first three quarters of fiscal 2009 were $299,325,000, a 6.3% increase from revenues of $281,612,000 for the same period in fiscal 2008.

•	Operating income was $38,467,000 for the first three quarters of fiscal 2009, a 0.1% increase from operating income of $38,410,000 for the same period in the prior year.

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Net earnings were $14,992,000 or $0.50 per diluted common share for the first three quarters of fiscal 2009, compared to net earnings of $16,456,000 or $0.54 per diluted common share for the comparable prior period.

•	Net earnings for the first three quarters of fiscal 2009 include one-time pre-tax investment losses and an adjustment of prior gains totaling $3.3 million or $0.07 per diluted common share.

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“Once again, the movie-theatre business is proving to be recession-resistant, as indicated by the record revenues and operating income achieved by Marcus Theatres® in the third quarter. These strong results helped to offset the decline in performance of Marcus Hotels and Resorts resulting from the very challenging environment in the lodging industry,” said Stephen H. Marcus, chairman of The Marcus Corporation.

Marcus Theatres®

“We believe the record performance of Marcus Theatres was driven by good movies, a more consistent and better flow of film product from the studios and the fact that going to the movies remains an affordable form of entertainment that provides an escape from reality for moviegoers,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. An additional 83 screens in Nebraska acquired in April 2008 also contributed to the division’s improved third-quarter performance.

“The top-performing films in the third quarter were Marley & Me, Gran Torino and Paul Blart: Mall Cop. However, the real strength of the quarter was the broad variety of films, which attracted moviegoers of all ages to our theatres. This includes the strong sustained performance of films such as Slumdog Millionaire and The Curious Case of Benjamin Button,” said Marcus.

Marcus said two films in digital 3D, My Bloody Valentine and Coraline, also contributed to the division’s record results. Building on the popularity of the digital 3D format, the company announced plans to add an additional 13 digital 3D screens at locations across the Midwest, in time for the March 27 opening of DreamWorks Animation’s first 3D release, Monsters vs. Aliens. With the 13 new digital screens, Marcus Theatres will offer digital 3D at 27 theatres, or more than half of its first-run locations.

“To date, digital 3D has had a positive impact on attendance trends and box office performance. With 12 or more digital 3D films scheduled for release in both calendar 2009 and 2010, this powerful technology has promising revenue potential,” said Marcus. Upcoming digital 3D films include Pixar’s newest film Up, as well as Ice Age 3: Dawn of the Dinosaurs, A Christmas Carol and Avatar, James Cameron’s first feature film since Titanic.

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“Our comparable fourth quarter box office receipts have opened fairly close to last year at this time, with films such as Watchmen and Race to Witch Mountain. Promising films opening in the next few weeks include Hannah Montana: The Movie, Fast and Furious 4 and the previously mentioned Monsters vs. Aliens in 3D. May is also expected to be a good month for film product, with potential blockbusters including X-Men Origins: Wolverine, Star Trek, Angels & Demons, Terminator Salvation and Night at the Museum 2,” said Marcus.

In addition to investing in the new digital 3D technology, the company also continues to remodel and enhance its existing properties. A major renovation at the North Shore Cinema in Mequon, Wis. is expected to be completed in May. The renovations will transform this location into an entertainment destination featuring a 70-foot-wide UltraScreen®, expanded concession area, a free-standing Zaffiro’s Italian restaurant, a cocktail lounge and remodeled auditoriums.

Marcus Hotels and Resorts

Results for Marcus Hotels and Resorts were impacted by the continuing industry-wide decline in both business and leisure travel. Revenue per available room (RevPAR) declined 13.5% in the third quarter compared to the prior year quarter and was down 5.9% for the first three quarters of the fiscal year, reflecting significantly reduced occupancy levels.

“In addition to suffering from the recession and the uncertain economic outlook, the industry has faced unusual headwinds produced by the pressure of government officials speaking out against conferences and incentive trips that help to drive lodging-industry revenues and provide a multitude of jobs in the sector,” explained Marcus.

Marcus expects the lodging-industry environment to continue to be very challenging for the remainder of calendar 2009. “Within this framework, however, advanced bookings at this point for the typically busy summer and fall seasons suggest that we may see some moderation in the revenue declines in the latter half of the year.”

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“In this very difficult environment, we are looking very closely at operating expenses at all of our properties and making the adjustments we believe are necessary to weather this storm. At the same time, we are maintaining our focus on the long term by continuing to invest in maintaining and remodeling our properties to keep them well-positioned for the future,” added Marcus.

The company recently began major renovation projects at the Hilton Milwaukee City Center in Milwaukee, Wis. and the Grand Geneva Resort & Spa in Lake Geneva, Wis. The total cost for both projects is $30 million. “When the market picks up, we’ll be ready with attractive new enhancements at these two major locations,” said Marcus.

Summary

“In challenging times like these, a strong balance sheet is more important than ever. Our debt to total capitalization ratio was under 44% at the end of the third quarter. We have nearly $129 million available under our existing credit lines, with minimal maturities over the next few years. This strong financial position enables us to maintain our capital expenditure program, while giving us the ability to take advantage of potential growth opportunities that may arise in this difficult environment,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, March 19, 2009, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-857-350-1604 and entering the passcode 11992980. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, March 26, 2009 by dialing 1-888-286-8010 and entering the passcode 36843919. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

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About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 675 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in ten states, with three additional properties under development. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	February 26, 2009	February 28, 2008	February 26, 2009	February 28, 2008
Revenues:
Rooms and telephone	$14,195	$16,358	$66,994	$71,280
Theatre admissions	37,565	29,423	106,384	87,361
Theatre concessions	18,292	14,443	52,615	42,946
Food and beverage	11,114	13,162	38,048	42,056
Other revenues	9,845	12,654	35,284	37,969

Total revenues	91,011	86,040	299,325	281,612

Costs and expenses:
Rooms and telephone	7,373	7,959	25,165	25,973
Theatre operations	30,449	24,681	86,503	71,626
Theatre concessions	4,290	3,473	12,700	10,797
Food and beverage	9,346	10,794	30,033	32,571
Advertising and marketing	4,416	4,593	15,874	14,900
Administrative	9,125	8,953	28,749	27,462
Depreciation and amortization	7,916	7,656	24,335	23,697
Rent	1,968	1,116	5,835	3,539
Property taxes	3,651	3,767	11,413	10,895
Preopening expenses	27	9	43	318
Other operating expenses	6,272	6,782	20,208	21,424

Total costs and expenses	84,833	79,783	260,858	243,202

Operating income	6,178	6,257	38,467	38,410

Other income (expense):
Investment income (loss)	195	276	(1,460)	982
Interest expense	(3,455)	(3,566)	(10,893)	(11,502)
Gain (loss) on disposition of property, equipment and other assets	100	155	(1,072)	48
Equity losses from unconsolidated joint ventures	(324)	(184)	(423)	(322)

	(3,484)	(3,319)	(13,848)	(10,794)

Earnings before income taxes	2,694	2,938	24,619	27,616
Income taxes	1,031	1,153	9,627	11,160

Net earnings	$1,663	$1,785	$14,992	$16,456

Net earnings per common share—diluted:	$0.06	$0.06	$0.50	$0.54

Weighted-average shares outstanding—diluted	29,774	29,823	29,809	30,372

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) February 26, 2009	(Audited) May 29, 2008
Assets:

Cash and cash equivalents	$11,025	$13,440
Accounts and notes receivable	12,806	18,870
Refundable income taxes	—	2,438
Deferred income taxes	1,391	1,327
Other current assets	6,639	13,152
Property and equipment, net	584,307	587,828
Other assets	89,022	84,593

Total Assets	$705,190	$721,648

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$17,919	$17,183
Income taxes	2,337	—
Taxes other than income taxes	12,430	12,819
Other current liabilities	35,736	30,670
Current maturities of long-term debt	25,239	31,922
Long-term debt	226,064	252,992
Deferred income taxes	32,647	32,889
Deferred compensation and other	26,496	25,680
Shareholders’ equity	326,322	317,493

Total Liabilities and Shareholders’ Equity	$705,190	$721,648

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended February 26, 2009
Revenues	$57,896	$32,836	$279	$91,011
Operating income (loss)	12,691	(3,832)	(2,681)	6,178
Depreciation and amortization	4,092	3,660	164	7,916

13 Weeks Ended February 28, 2008
Revenues	$46,116	$39,554	$370	$86,040
Operating income (loss)	8,852	(347)	(2,248)	6,257
Depreciation and amortization	3,754	3,736	166	7,656

39 Weeks Ended February 26, 2009
Revenues	$166,488	$131,948	$889	$299,325
Operating income (loss)	35,427	10,783	(7,743)	38,467
Depreciation and amortization	12,420	11,421	494	24,335

39 Weeks Ended February 28, 2008
Revenues	$137,298	$143,251	$1,063	$281,612
Operating income (loss)	28,532	16,719	(6,841)	38,410
Depreciation and amortization	11,216	11,969	512	23,697

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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